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                                Exhibit 2.6

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is by and among Vijay and Vinita Gulechha, individuals (the "SELLERS") and NHancement Technologies Inc., a Delaware corporation ("BUYER"), and is made this 4th day of February, 2000.

                             A G R E E M E N T

1. SALE OF STOCK. Sellers will sell and transfer to Buyer, and Buyer will purchase all the outstanding shares of the Common Stock of NHancement Technologies India, a company organized and existing under the laws of the Republic of India (the "STOCK") free and clear of all security interests, liens, encumbrances, claims, charges, assessments and restrictions or any other defects in title of any nature whatsoever except those set forth on the certificate representing such Stock. The purchase price for all the outstanding shares of Stock will be an aggregate of fifty thousand Dollars ($50,000).

2. DELIVERY OF STOCK. Concurrent herewith, Sellers shall deliver to Buyer certificates evidencing the Stock to be transferred by Sellers to Buyer pursuant to this Agreement. The certificates evidencing such shares of Stock so delivered shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank, or in favor of Buyer, or as Buyer shall direct, with signatures guaranteed by a national bank, trust company or NASD member.

3. PAYMENT OF PURCHASE PRICE. Buyer shall deliver the purchase price for the Stock purchased hereunder to Sellers by delivery of a bank check or other check acceptable to Sellers.

4. SELLERS' REPRESENTATIONS AND WARRANTIES. Sellers represent and warrant to Buyer:

         4.1 Sellers have and will transfer to Buyer, good, valid and marketable title to all of the Stock being sold hereunder, and there are no security interests, liens, claims, charges, encumbrances, assessments or restrictions or any other defects in title of any nature whatsoever on any of such Stock except as set forth on the certificate representing the Stock.

         4.2 Sellers, or the person executing this Agreement on behalf of Sellers, has the right, power, legal capacity and authority to enter into and perform Sellers' obligations under this Agreement.

5. BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and Agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

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NHancement Technologies Inc./Vijay and Vinita Gulechha
Stock Purchase Agreement
Page 2


6. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous Agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

7. ATTORNEY'S FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

8. CHOICE OF COUNSEL. Sellers acknowledge (i) that this Agreement was prepared with his or her knowledge and consent by counsel for Buyer; (ii) that he or she was advised by Buyer to consider seeking independent counsel to review this Agreement on his or her behalf; (iii) that he or she had adequate time to seek the advice of such independent counsel and to review this Agreement; (iv) that he or she either obtained the advice of such independent counsel or knowingly and intentionally chose not to seek such advice; and (v) that he or she fully understands this Agreement and all of its terms and provisions.

9. GOVERNMENT APPROVAL. Sellers covenant to use their best efforts to obtain approval from the government of the Republic of India for the transfer of the Stock from the Sellers to the Buyer pursuant to this Agreement within thirty (30) days of the date of this Agreement or such time as shall be mutually agreed upon by the parties hereto.

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NHancement Technologies Inc./Vijay and Vinita Gulechha
Stock Purchase Agreement
Page 3

SELLERS:                                          BUYER:

VIJAY GULECHHA                                    NHANCEMENT TECHNOLOGIES INC.


/s/ VIJAY GULECHHA                                By: /s/ DOUGLAS S. ZORN
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VINITA GULECHHA                                   Its: President and CEO
                                                      -------------------------
/s/ VINITA GULECHHA
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